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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                           MARKLAND TECHNOLOGIES, INC.
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                                (Name of Issuer)

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
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                         (Title of Class of Securities)

                                   570 658 104
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                                 (CUSIP Number)

                                 OCTOBER 1, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP No.      570 658 104            13G                      Page 2 of 6 Pages
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      1.      Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              KENNETH DUCEY, JR.
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      2.      Check the Appropriate Box if a Member of a Group (See
              Instructions)
              (a) [ ]
              (b) [X]
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      3.      SEC Use Only

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      4.      Citizenship or Place of Organization             UNITED STATES

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                     5.  Sole Voting Power
Number of            -----------------------------------------------------------
Shares               6.  Shared Voting Power              4,118,105 SHARES
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power
Each Reporting       -----------------------------------------------------------
Person With:         8. Shared Dispositive Power          4,118,105 SHARES
--------------------------------------------------------------------------------
      9.      Aggregate Amount Beneficially Owned by Each Reporting Person

              4,118,105 SHARES
--------------------------------------------------------------------------------
      10.     Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares (See Instructions)                  [ ]

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      11.     Percent of Class Represented by Amount in Row (9)

              7.993%
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      12.     Type of Reporting Person (See Instructions)

              IN
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CUSIP No.      570 658 104            13G                      Page 3 of 6 Pages
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      1.      Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              ASSET GROWTH COMPANY
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      2.      Check the Appropriate Box if a Member of a Group (See
              Instructions)
              (a) [ ]
              (b) [X]
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      3.      SEC Use Only

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      4.      Citizenship or Place of Organization             CONNECTICUT

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                     5.  Sole Voting Power
Number of            -----------------------------------------------------------
Shares               6.  Shared Voting Power             4,118,105 SHARES
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power
Each Reporting       -----------------------------------------------------------
Person With:         8. Shared Dispositive Power         4,118,105 SHARES
--------------------------------------------------------------------------------
      9.      Aggregate Amount Beneficially Owned by Each Reporting Person

              4,118,105 SHARES
--------------------------------------------------------------------------------
      10.     Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares (See Instructions)                  [ ]
--------------------------------------------------------------------------------
      11.     Percent of Class Represented by Amount in Row (9)

              7.993%
--------------------------------------------------------------------------------
      12.     Type of Reporting Person (See Instructions)

              CO
--------------------------------------------------------------------------------


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CUSIP No. 570 658 104               13G                        Page 4 of 6 Pages
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ITEM 1(a)          NAME OF ISSUER

         Markland Technologies, Inc.

ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         54 Danbury Road #207, Ridgefield, Connecticut, 06877

ITEM 2(a)         NAME OF PERSONS FILING

         The names of the persons filing this Amendment #1 to statement on
Schedule 13G are: Asset Growth Company, a Connecticut corporation ("Asset Growth"), and Kenneth Ducey, Jr., an individual.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         The principal business address of Kenneth Ducey, Jr. is 54 Danbury Road #207, Ridgefield, Connecticut, 06877.

             The principal business address of Asset Growth is 90 Grove Street, Suite 204, Ridgefield,
Connecticut 06877.

ITEM 2(c)         CITIZENSHIP

               Asset Growth is a Connecticut corporation.

         Mr. Ducey is a citizen of the United States.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES

         Common Stock, $0.0001 par value per share, of Markland Technologies, Inc.

ITEM 2(e)         CUSIP NUMBER

         570 658 104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a) [ ] Broker or dealer registered under section 15 of the Act


                 (b) [ ] Bank as defined in section 3(a)(6) of the Act


                 (c) [ ] Insurance company as defined in section 3(a)(19) of the
                         Act

                 (d) [ ] Investment company registered under section 8 of the
                         Investment Company Act of 1940

                 (e) [ ] An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E)

                 (f) [ ] An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F)

                 (g) [ ] A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G)

                 (h) [ ] A savings association as defined in section 3(b) of the
                         Federal Deposit Insurance Act

                 (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

                 (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


                 If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

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CUSIP No. 570 658 104               13G                        Page 5 of 6 Pages
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ITEM 4.          OWNERSHIP.

                 (a) AMOUNT BENEFICIALLY OWNED:

                 The Reporting Persons own 4,118,105 shares.

                 (b) PERCENT OF CLASS:

                 The Reporting Persons own 7.993% of the class.

                 (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                 (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                 N/A

                 (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                 4,118,105 Shares.

                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                 N/A

                 (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                 4,118,105 Shares.





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CUSIP No. 570 658 104               13G                        Page 6 of 6 Pages
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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

              The shares of Common Stock beneficially owned by the Reporting Persons are owned directly by Asset Growth and Kenneth Ducey, Jr. Kenneth Ducey, Jr. is a director of Asset Growth.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              N/A

ITEM 10.      CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   Date: October 4, 2004


                                                   Kenneth Ducey, Jr.


                                                   By: /s/ Kenneth Ducey, Jr.
                                                      --------------------------
                                                   Name: Kenneth Ducey, Jr.
                                                         -----------------------
                                                   Title:
                                                         -----------------------



                                                   Asset Growth Company


                                                   By: /s/ Kenneth Ducey, Jr.
                                                      --------------------------
                                                   Name: Kenneth Ducey, Jr.
                                                         -----------------------
                                                   Title:
                                                         -----------------------